Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related prospectuses of Simon Property Group, Inc. for the registration of common shares, preferred shares, depository shares, and warrants; and for Simon Property Group, L.P. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of Simon Property Group, Inc., and the effectiveness of internal control over financial reporting of Simon Property Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Simon Property Group, L.P., and the effectiveness of internal control over financial reporting of Simon Property Group, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
March 6, 2015